FOR IMMEDIATE RELEASE

MACY’S, INC. RELEASES RESULTS OF OFFER TO PURCHASE CERTAIN SERIES OF SECOND LIEN NOTES

NEW YORK--(BUSINESS WIRE)-- Macy’s, Inc. (NYSE: M) (the “Company” or “Macy’s”) released today the results of the previously announced offer (the “Offer”) by Macy’s Retail Holdings, LLC, its wholly-owned subsidiary (the “Issuer”), to purchase any and all of the series of notes listed in the table below (collectively, the “Second Lien Notes”). The Offer constitutes a “Collateral Offer” under the indenture governing the Second Lien Notes.

The aggregate principal amount of Second Lien Notes of each series that were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on March 7, 2022 (the “Expiration Date”), as reported by the Depositary, and the aggregate principal amount of each series of Second Lien Notes that the Issuer will accept for purchase on the Settlement Date (as defined below) are specified in the table below.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted	Total Consideration Per $1,000 Principal Amount(1)
55617L AA0 / 55617L AB8 / U5562L AA7	6.65% Senior Secured Debentures due 2024	$80,811,000	$1,687,000	$1,687,000	$1,000
55617L AC6 / 55617L AD4 / U5562L AB5	6.7% Senior Secured Debentures due 2028	$73,892,000	$986,000	$986,000	$1,000
55617L AE2 / 55617L AF9 / U5562L AC3	8.75% Senior Secured Debentures due 2029	$13,000,000	$0	$0	N/A
55617L AG7 / 55617L AH5 / U5562L AD1	7.875% Senior Secured Debentures due 2030	$4,686,000	$10,000	$10,000	$1,000
55617L AJ1 / 55617L AK8 / U5562L AE9	6.9% Senior Secured Debentures due 2032	$5,339,000	$3,573,000	$3,573,000	$1,000
55617L AL6 / 55617L AM4 / U5562L AF6	6.7% Senior Secured Debentures due 2034	$182,698,000	$1,853,000	$1,853,000	$1,000

(1) Excludes accrued and unpaid interest to, but excluding, the Settlement Date, which will also be paid on the Settlement Date.

The settlement date for Second Lien Notes validly tendered and not validly withdrawn at or prior to the Expiration Date and accepted for purchase will be March 8, 2022 (the “Settlement Date”). Subject to the terms and conditions of the Offer, as described in the Offer to Purchase dated February 25, 2022 (the “Offer to Purchase”), holders who tendered their Second Lien Notes on or prior to the Expiration Date (including using the guaranteed delivery procedures set forth in the Offer to Purchase) and whose Second Lien Notes are accepted for purchase will receive the applicable total consideration set forth in the table above for each $1,000 principal amount of Second Lien Notes purchased pursuant to the Offer (the “Total Consideration”). In addition to the applicable Total Consideration, all holders of Second Lien Notes accepted for purchase on the Settlement Date will receive accrued and unpaid interest on their Second Lien Notes purchased from the last interest payment date with respect to such Second Lien Notes up to, but not including, the Settlement Date. The Issuer intends to fund the Offer with available cash on hand.

Pursuant to the indenture governing the Second Lien Notes, following payment of the Total Consideration on the Settlement Date, the liens upon the collateral securing the Second Lien Notes that remain outstanding after the Offer will be automatically released on the Settlement Date and such collateral will no longer secure such Second Lien Notes or any obligations under the indenture with respect to such Second Lien Notes, and the right of the holders of the Second Lien Notes and such obligations to the benefits and proceeds of any such liens on the collateral will terminate and be discharged automatically and unconditionally with respect to such Second Lien Notes.

U.S. Bank National Association is acting as Depositary for the Offer. Persons with questions regarding the Offer should contact the Company at (212) 494-1621 and michael.mcguire@macys.com or the Depositary at (800) 934-6802 and cts.specfinance@usbank.com.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Second Lien Notes. The Offer was made only pursuant to the Offer to Purchase and the information in this press release is qualified by reference to the Offer to Purchase.

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us.

Forward-Looking Statements

Statements regarding the Offer are “forward-looking statements” and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability to complete the Offer, if at all, and general market conditions (including the COVID-19 pandemic and related economic impact) which might affect the offering. Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the SEC, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2021. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Media – Karina Frayter

media@macys.com

Investors – Mike McGuire

investors@macys.com

Released March 8, 2022